                             SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                         NORTHROP GRUMMAN CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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

                          [LOGO OF NORTHROP GRUMMAN]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                    NOTICE

  The Annual Meeting of Stockholders of Northrop Grumman Corporation (the "Company") will be held on Wednesday, May 19, 1999 at 10:00 a.m. at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

  Stockholders at the close of business on March 23, 1999 are entitled to vote at the Annual Meeting. The following items are on the agenda:


    (1) Election of four Class II directors, each for a three year term expiring in 2002;

    (2) Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year ending December 31, 1999;

    (3) Proposal to approve the Incentive Compensation Plan of Northrop Grumman Corporation, as amended and restated;

    (4) Stockholder proposal regarding military contracts;

    (5) Stockholder proposal regarding super majority vote;

    (6) Stockholder proposal regarding classified board;

    (7) Stockholder proposal regarding the Shareholder Rights Plan;

    (8) Other business as may properly come before the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/ John H. Mullan

                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

1840 Century Park East
Los Angeles, California 90067

April 9, 1999


                                   IMPORTANT

 To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors of Northrop Grumman Corporation (the "Company" or "Northrop Grumman") for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting"). The Company's principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately April 9, 1999.

OUTSTANDING SECURITIES

  On March 23, 1999 there were 68,873,691 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

VOTING AT THE MEETING OR BY PROXY

  Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given, the shares will be voted according to the Board of Directors' recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the four director nominees listed under "Election of Directors", FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 1999, FOR Proposal Three to approve the Incentive Compensation Plan of Northrop Grumman Corporation, as amended and restated, AGAINST Proposal Four, the stockholder proposal regarding military contracts, AGAINST Proposal Five, the stockholder proposal regarding super majority voting, AGAINST Proposal Six, the stockholder proposal regarding classified board, and AGAINST Proposal Seven, the stockholder proposal regarding the Shareholder Rights Plan.

  A stockholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares in their best judgment. At this time, the Company does not know of any other such business.

  With respect to the election of directors, stockholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. There is no box to "abstain," but checking the box on the enclosed proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. The four nominees receiving the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.

  With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares entitled to vote and present in person or by proxy at the Annual Meeting is required for approval. A stockholder who signs and submits a ballot or proxy is "present," so an abstention will have the same effect as a vote against the proposal.

  Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of any proposals included within this Proxy Statement.

VOTING SECURITIES

  On December 31, 1998, the following entities beneficially owned, to the Company's knowledge, more than five percent of the outstanding Common Stock:

                                                     Amount and Nature
                                                       of Beneficial   Percent
   Name and Address of Beneficial Owner                  Ownership     of Class
   ------------------------------------              ----------------- --------
   U.S. Trust Company of California, N.A.(a)(b)..... 4,125,187 shares    5.99%
    555 So. Flower St., Los Angeles, CA 90071-2429
   FMR Corp.(c)..................................... 3,852,479 shares    5.60%
    82 Devonshire Street, Boston, MA 02109
   Scudder Kemper Investments, Inc.(d).............. 3,835,184 shares    5.57%
    345 Park Avenue, New York, NY 10154

--------
(a) This information was provided by U.S. Trust Company of California, N.A. ("U.S. Trust Company") in a Schedule 13G filed with the SEC on February 3, 1999. U.S. Trust Company is an Investment Manager (the "Investment Manager") for the Northrop Grumman Pension Plan and the pension plans for certain divisions of the Company (the "Pension Plans"); the Corporation has established a Master Trust with State Street Bank and Trust Company as Trustee ("Trustee"). Under the Master Trust, the Investment Manager has responsibility for the management and control of the Northrop Grumman shares held in the Master Trust as assets of the Pension Plans. The Investment Manager has sole dispositive and voting power over 4,125,187 shares held in the Master Trust between Northrop Grumman Corporation and the Trustee.
(b) These shares are held for the account of (but not beneficially owned by) the Trustee. The Investment Manager has voting power over these shares, except in the event of a contested election of directors or in connection with a tender offer. In such cases, the shares are voted in accordance with instructions received from eligible participants in the Pension Plans and undirected shares are voted in the same proportion as shares for which instructions are received.
(c) This information was provided by FMR Corp. ("FMR") in a Schedule 13G filed with the SEC on February 12, 1999. According to FMR, as of the date set forth above, FMR had sole dispositive power over 3,852,479 shares but sole voting power over only 111,479 shares.
(d) This information was provided by Scudder Kemper Investments, Inc. ("Scudder Kemper") in a Schedule 13G filed with the SEC on February 11, 1999. According to Scudder Kemper, as of the date set forth above, Scudder Kemper had shared voting power over 2,155,079 shares but shared dispositive power over only 41,779 shares.

  Based on records of the Northrop Grumman Savings and Investment Plan, as of December 31, 1998, a total of approximately 4,671,127 shares (6.79%) was held for the account of employee participants in the Employee Stock Ownership Plan portion of the Savings and Investment Plan for which Bankers Trust Company acts as a trustee.

Stock Ownership of Officers and Directors

  The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Common Stock as of March 23, 1999 (the Annual Meeting record date) by each director and nominee, by the Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group. Each individual owned less than 1% of the outstanding Common Stock with the exception of Mr. Kresa, who owned 1.34% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of the Company.

                                           Number of          Percentage of
                                             Shares         Outstanding Shares
                                     Beneficially Owned (6) Beneficially Owned
                                     ---------------------- ------------------
Directors
  Jack R. Borsting..................           5,613(1)               *
  John T. Chain, Jr.................           5,695                  *
  Jack Edwards......................           5,078                  *
  Phillip Frost.....................          14,171                  *
  Robert A. Lutz....................           3,599                  *
  Aulana L. Peters..................           8,201                  *
  John E. Robson....................           8,718                  *
  Richard M. Rosenberg..............           7,065                  *
  John Brooks Slaughter.............           4,695                  *
  Richard J. Stegemeier.............           7,704(2)               *
Named Executive Officers
  Kent Kresa (3)....................         924,419(4)            1.34
  Richard B. Waugh, Jr..............          89,183(5)               *
  Richard R. Molleur................         102,124                  *
  James G. Roche....................          41,146                  *
  Ralph D. Crosby...................          66,596                  *
Directors and Executive Officers as
 a Group (21 persons)...............       1,509,469               2.19

--------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Includes 1,200 shares held in the Borsting Family Trust of which Dr. Borsting is trustee.
(2) Includes 1,000 shares held in the Richard J. Stegemeier Family Trust of which Mr. Stegemeier and his wife are trustees.
(3)  Mr. Kresa also serves as Chairman of the Board.
(4) Includes 214,004 shares held by the Kresa Family Trust of which Mr. Kresa is trustee.
(5) Includes 12,324 shares held by the Waugh Family Trust of which Mr. Waugh and his wife are trustees.
(6) Includes options exercisable within 60 days and shares or share equivalents beneficially owned under one or more of the Company's compensation or benefit plans, respectively, as follows: J.R. Borsting-- 3,500 and 0 shares; J.T. Chain--4,000 and 0 shares; J. Edwards--4,000 and 338 shares; P. Frost--3,500 and 404 shares; R.A. Lutz--3,000 and 447 shares; A.L. Peters--4,000 and 1,924 shares; J.E. Robson-- 4,000 and
     1,674 shares; R.M. Rosenberg--4,000 and 639 shares; J.B. Slaughter--4,000 and 0 shares; R.J. Stegemeier--4,000 and 0 shares; K. Kresa--661,400 and 5,089 shares; R.B. Waugh-- 60,400 and 3,183 shares; R.R. Molleur--80,000 and 0 shares; J.G. Roche--22,500 and 614 shares; and R.D. Crosby-- 42,680 and 2,660 shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a classified Board of Directors. Four directors in Class II will be elected at the 1999 Annual Meeting to hold office for three years until the 2002 Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the four Class II Director Nominees listed in the table below. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

  The following information, furnished with respect to each of the four nominees for election as a Class II director, and each of the four Class I and three Class III directors whose terms continue after the Annual Meeting, is obtained from the Company's records or from information furnished directly by the individual to the Company. All the nominees are presently serving on the Board of Directors. Members of the Board of Directors are generally ineligible to stand for election if they will have attained age 70 by the date of the Company's Annual Meeting of Stockholders at which such election is held.

                       NOMINEES FOR DIRECTOR -- CLASS II

PHILLIP FROST, 62.   Chairman of the Board and Chief Executive Officer, IVAX
                     Corporation, a pharmaceutical company

 Elected 1996

  Dr. Phillip Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman Education Group, and Vice Chairman of the Board of Directors of North American Vaccine, Inc., and Continucare Corporation. He is also a Vice Chairman of the Board of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

ROBERT A. LUTZ, 67.  Chairman, President and Chief Executive Officer, Exide
                     Corporation, a battery manufacturing company.

 Elected 1997

  Robert A. Lutz joined Chrysler Corporation in 1986 as Executive Vice President of Chrysler Motors Corporation and was elected a director of Chrysler Corporation that same year. He was elected President in 1991 and Vice Chairman in 1996. He retired from Chrysler Corporation in July 1998. Prior to joining Chrysler Corporation, Mr. Lutz held senior positions with Ford Motor Company, General Motors Corporation Europe and Bavarian Motor Werke. In December, 1998 he was named Chairman, President and Chief Executive Officer of Exide Corporation. He is an executive director of the National Association of Manufacturers and a member of the National Advisory Council of the University of Michigan School of Engineering, the Board of Trustees of the U.S. Marine Corps University Foundation and the Advisory Board of the University of California-Berkeley, Haas School of Business. Mr. Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics, Inc.

JOHN E. ROBSON, 68.  Senior Advisor, BancBoston Robertson Stephens, investment bankers.

 Elected 1993

  From 1989 to 1993, John E. Robson served as Deputy Secretary of the United States Treasury. He was Dean and Professor of Management at the Emory University School of Business Administration from 1986 to 1989 and President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1986. Previously, he held government posts as Chairman of the U.S. Civil Aeronautics Board, regulator of the airline industry and Under Secretary of the U.S.

Department of Transportation, and engaged in the private practice of law as a partner of Sidley and Austin. Mr. Robson earned his B.A. from Yale University and his J.D. from Harvard Law School. Mr. Robson is a director of Monsanto Company and ProLogis Trust. He is also a Distinguished Visiting Fellow of the Hoover Institution at Stanford University, a Visiting Fellow at the Heritage Foundation and a Trustee of St. John's College.

JOHN BROOKS SLAUGHTER, 65.   President, Occidental College.

 Elected 1993

  Dr. John Brooks Slaughter earned a B.S.E.E. from Kansas State University, an M.S. in Engineering from the University of California at Los Angeles and a Ph.D. in Engineering Sciences from the University of California at San Diego. He began his career as an electronics engineer with General Dynamics Convair in San Diego in 1956. He joined the U.S. Navy Electronics Laboratory in San Diego in 1960. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. In 1988, Dr. Slaughter became President of Occidental College in Los Angeles. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Atlantic Richfield Company, Avery Dennison Corporation, Solutia, Inc. and International Business Machines Corporation.

                        CONTINUING DIRECTORS -- CLASS I

JACK R. BORSTING, 70.  E. Morgan Stanley professor of Business Administration and Director of the Center for Telecommunications Management, University of Southern California.

 Elected 1991

  Dr. Jack R. Borsting was at the Naval Postgraduate School in Monterey, California from 1959 to 1980. During his tenure at Monterey, he was professor of Operations Research, Chairman of the Department of Operations Research and Administration Science, and Provost and Academic Dean. Dr. Borsting was Assistant Secretary of Defense (Comptroller) from 1980 to 1983 and Dean of the School of Business at the University of Miami from 1983 to 1988. From 1988 to 1994, he was the Robert R. Dockson professor and Dean of the School of Business Administration at the University of Southern California, Los Angeles. He is past president of both the Operations Research Society of America and the Military Operations Research Society. He is currently Chairman of the Board of Trustees of the Orthopaedic Hospital of Los Angeles and serves as a director of Whitman Education Group, TRO Learning, Inc. and Bristol Retail Systems. He is also a trustee of the Rio Hondo Foundation.

AULANA L. PETERS, 57.  Partner, Gibson, Dunn & Crutcher.

 Elected 1992

  Aulana L. Peters joined the law firm of Gibson, Dunn & Crutcher in 1973. In 1980, she was named a partner in the firm and continued in the practice of law until 1984 when she accepted an appointment as Commissioner of the Securities and Exchange Commission. In 1988, after serving four years as a Commissioner, she returned to Gibson, Dunn & Crutcher. Ms. Peters is a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company, Mobil Corporation and Merrill Lynch & Co., Inc. She is also a member of the Board of Directors of Community Television for Southern California (KCET) and of the Legal Advisory Board of the National Association of Securities Dealers.

RICHARD M. ROSENBERG, 68.  Chairman of the Board and Chief Executive Officer
                           (Retired), BankAmerica Corporation and Bank of America NT&SA.

 Elected 1991

  Richard M. Rosenberg was the Chairman of the Board and Chief Executive Officer of BankAmerica Corporation ("BAC") and Bank of America ("BoA") from 1990 to 1996. He had served as President since February 1990 and as Vice Chairman of the Board and a director of BAC and the BoA since 1987. Before joining BAC, Mr. Rosenberg served as President and Chief Operating Officer of Seafirst Corporation and Seattle-First National Bank, which he joined in 1986. Mr. Rosenberg is a retired Commander in the U.S. Navy Reserve, a director of Airborne Express Corporation, SBC Communications, Potlatch Corporation, Chronicle Publishing, Pacific Life Insurance Company, and BankAmerica Corporation and a member of the Board of Trustees of the California Institute of Technology.

RICHARD J. STEGEMEIER, 71. Chairman Emeritus of the Board of Directors, Unocal
                           Corporation, an integrated petroleum company.

 Elected 1990

  Richard J. Stegemeier joined Union Oil Company of California, principal operating subsidiary of Unocal Corporation ("Unocal"), in 1951. Mr. Stegemeier was Chairman of the Board for Unocal from April 1989 to May 1995 and was Chief Executive Officer from 1988 to 1994. From 1985 to 1992, he was President and, from 1985 to 1988, he was Chief Operating Officer of Unocal. Mr. Stegemeier is a member of the National Academy of Engineering and a director of Foundation Health Systems, Inc., Haliburton Company, SempraEnergy and Montgomery Watson, Inc.

                       CONTINUING DIRECTORS -- CLASS III

JOHN T. CHAIN, JR., 64.  General, United States Air Force (Ret.) and Chairman of
                         the Board, Thomas Group, a management consulting company.

 Elected 1991

  During his military career, General John T. Chain held a number of Air Force commands. In 1978, he became military assistant to the Secretary of the Air Force. In 1984, he became the Director of Politico-Military Affairs, Department of State. General Chain has been Chief of Staff for Supreme Headquarters Allied Powers Europe, and Commander in Chief, Strategic Air Command, the position from which he retired in February 1991. In March 1991, he became Executive Vice President for Burlington Northern Railroad, serving in that capacity until February 1996. In December 1996, he assumed the position of President of Quarterdeck Equity Partners, Inc. and in May 1998, he became Chairman of the Board of Thomas Group, Inc. He is also a director of RJR Nabisco, Inc. and Nabisco, Inc.

JACK EDWARDS, 70.  Member, Hand Arendall, L.L.C.

 Elected 1991

  Jack Edwards was elected in 1964 to the U.S. House of Representatives and served in Congress for twenty years, representing the First District of Alabama. During his tenure in the House, Mr. Edwards served on the Appropriations Committee for sixteen years, including ten years as Senior Republican on the Defense Subcommittee and sixteen years on the Transportation Subcommittee. He also served on the Banking, Finance and Urban Affairs Committee. He retired from Congress in January 1985 and became a member of his current law firm, Hand Arendall, L.L.C. He is a director of The Southern Company, Holnam Inc. and QMS, Inc. Mr. Edwards is also President Pro Tempore of the Board of Trustees of the University of Alabama System.

KENT KRESA, 61. Chairman, President and Chief Executive Officer.

 Elected 1987

  Before joining the Company, Kent Kresa was associated with the Lincoln Laboratories of M.I.T. and the Defense Advanced Research Projects Agency. In 1975, he joined the Company as Vice President and Manager of the Company's Research and Technology Center. He became General Manager of the Ventura Division in 1976, Group Vice President of the Aircraft Group in 1982 and Senior Vice President for Technology and Development in 1986. Mr. Kresa was elected President and Chief Operating Officer of the Company in 1987. He was named Chief Executive Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is past Chairman of the Board of Governors of the Aerospace Industries Association and was elected an honorary fellow in 1998. He is also a Fellow of the American Institute of Aeronautics and Astronautics. He serves on the Board of Directors of the W.M. Keck Foundation and on the Board of Trustees of the California Institute of Technology, and serves as a director of Avery Dennison Corporation, Atlantic Richfield Company, the Los Angeles World Affairs Council, the John Tracy Clinic and the Board of Governors of the Los Angeles Music Center.

Committees of the Board of Directors

  The Board of Directors has Audit, Compensation and Management Development, Nominating and Corporate Governance, Finance and Executive and Public Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. The membership of each committee is as follows, with the chairman listed first:

                          Compensation and       Nominating and                              Executive and
        Audit          Management Development Corporate Governance        Finance            Public Policy
---------------------  ---------------------- --------------------- -------------------- ---------------------
Jack Edwards           Richard J. Stegemeier  Jack R. Borsting      Richard M. Rosenberg Aulana L. Peters
Jack R. Borsting       Jack R. Borsting       John T. Chain, Jr.    John T. Chain, Jr.   Phillip Frost
Aulana L. Peters       John T. Chain, Jr.     Richard M. Rosenberg  Jack Edwards         Robert A. Lutz
John Brooks Slaughter  Jack Edwards           John Brooks Slaughter Phillip Frost        John Brooks Slaughter
Richard J. Stegemeier  John E. Robson                               Robert A. Lutz       Richard J. Stegemeier
                                                                    John E. Robson

Audit Committee

  The Audit Committee meets periodically with both the Company's independent auditors and the Company's chief internal auditor to review audit results and the adequacy of the Company's system of internal controls. In addition, the Audit Committee recommends to the Board of Directors the appointment or discharge of the Company's independent auditors, and reviews professional services of a non-audit nature to be provided by the independent auditors to evaluate the impact of undertaking such added services on the independence of the auditors. The Audit Committee held six meetings in 1998.

Compensation and Management Development Committee

  The Compensation and Management Development Committee (the "Compensation Committee") recommends to the Board of Directors the base salary and incentive compensation of all elected officers and takes final action with respect to base salary and incentive compensation for certain other officers and key employees. It reviews the Company's compensation policies and management actions to assure the succession of qualified officers. The Committee also establishes the Company's annual performance objectives under the incentive compensation plans and recommends to the Board of Directors the amounts to be appropriated for awards under such plans and under the Company's 1973 Incentive Compensation Plan (the "1973 Incentive Plan"). The Committee grants awards under and administers the Company's Stock Plans (as defined below) and recommends to the Board of Directors all compensation plans in which Company officers are eligible to participate. The Compensation and Management Development Committee held eleven meetings in 1998.

Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee reviews candidates to serve as directors and recommends to the Board of Directors nominees for election. The activities and associations of each candidate are examined to ensure that there is no legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. In making its selection, the Board of Directors bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee's qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating and Corporate Governance Committee in care of the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the composition and size of the Board of Directors, candidates to fill vacancies, the remuneration of non-employee directors, and matters of corporate governance as appropriate. The Nominating and Corporate Governance Committee held three meetings in 1998.

Finance Committee

  The Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance of debt or equity securities. The Finance Committee considers and makes recommendations for final action by the Board on contracts, programs, acquisitions, mergers or divestments of an unusual or material nature. The Finance Committee also reviews the investment performance of the employee benefit plans, capital asset requirements and short-term investment policy when appropriate. The Finance Committee held four meetings in 1998.

Executive and Public Policy Committee

  The Executive and Public Policy Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. The Executive and Public Policy Committee reviews and approves the Company's policy for engaging the services of consultants and commission agents. The Executive and Public Policy Committee held three meetings in 1998.

BOARD AND COMMITTEE MEETINGS

  During 1998, the Board held 17 meetings and the committees described above held 27 meetings. Average attendance at all such meetings was 95%. Each incumbent director attended at least 75% of the total number of board and committee meetings he or she was eligible to attend.

COMPENSATION OF DIRECTORS

  The Company paid each director an annual retainer of $28,000 and an additional $1,000 for each Board and committee meeting attended during 1998. Committee chairmen are paid an annual retainer of $3,000. Any director who performs extraordinary services for the Board at the request of the Chairman of the Board or the chairman of a committee is paid $1,000 per day. Directors are reimbursed for all reasonable expenses in attending these meetings and in performing extraordinary services. Directors who are employees of the Company do not receive any compensation for their service as directors.

  The 1993 Stock Plan For Non-Employee Directors provides that 30% of the retainer earned by each director is paid in shares of Common Stock, issued following the close of the fiscal year. In addition, directors may defer payment of all or a portion of their remaining retainer fees, Committee Chairman retainer fees and/or Board and committee meeting fees. Deferred compensation may either be distributed in shares of Common Stock, issued after the close of the fiscal year, or placed in a stock unit Account until the conclusion of a director-specified deferral period, generally for a minimum of two years from the time the compensation is earned. All deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock, which are distributed early in the year following the year earned or deferred into the stock unit account. The Board has adopted a Company stock ownership guideline for outside directors which provides that directors should hold shares of Common Stock equal in market value to three times the annual retainer, to be achieved within five years of joining the Board (for existing directors, five years from the 1995 date of adoption).

  The 1995 Stock Option Plan for Non-Employee Directors, as amended, provides for the annual grant of options to each non-employee director to purchase 1,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of ten years. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

  The Northrop Grumman Corporation Board of Directors Retirement Plan (the "Retirement Plan") provides that outside directors, as defined in the Company's Bylaws, are eligible to receive a retirement benefit if they retire from the Board following completion of at least five or more consecutive years of service as an outside Board member. Outside directors are also eligible for benefits if they are ineligible to stand for election because they will have attained age 70 prior to the Company's Annual Meeting of Stockholders at which such election is held and have not completed at least five consecutive years of service as an outside director. The annual benefit payable is equal to the annual retainer then being paid to active directors or such lesser amount as is provided for under the Retirement Plan. Benefits are payable for ten years or less (as set forth in the Retirement Plan), from the director's retirement date. In the case of a director's death while receiving benefits, the benefits are payable to the director's surviving spouse, as defined in the Retirement Plan. In the event of a change in control (as defined in the Retirement Plan), all outside directors serving on the Board at that time shall be immediately vested and entitled to an annual benefit amount for each year of consecutive service. In addition, benefits payable under the Retirement Plan have been funded through the establishment of a grantor trust. In March 1997, the Board of Directors terminated the Retirement Plan with respect to future outside directors.

  On March 19, 1997, the Board of Directors adopted the Northrop Grumman Non-Employee Directors Equity Participation Plan (the "Equity Plan" and, together with the Retirement Plan, collectively, the "Directors Plans"). The Equity Plan is applicable to outside directors who become such after March 1, 1997 and directors serving prior to that date who elect to participate in the Equity Plan. Directors who elect to participate in the Equity Plan must terminate their participation in the Retirement Plan. Under the Equity Plan, outside directors shall have an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Existing directors who elect to participate in the Equity Plan will receive a special accrual into the equity participation account equal to the present value of accrued benefits under the Retirement Plan. Each stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional stock units. Each outside director who terminates service after three or more years of service shall be entitled to receive cash payments from the equity participation account in a number of annual installments equal to the number of years for which benefits have been accrued (not to exceed ten), each installment to be in an amount equal to the dollar value of the equity participation account based on Common Stock value as of the date of determination of the installment payment, divided by the number of installments then remaining to be paid. Upon a change in control (as defined in the Equity Plan), benefits under the Equity Plan immediately vest. The Board of Directors believes that the Equity Plan will further align the interests of the directors with the interests of the stockholders by making this part of the directors' benefits dependent upon the value of the Common Stock.

Vote Required

  The vote of a plurality of the shares of Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOUR NOMINEES FOR DIRECTOR LISTED ABOVE.

COMPENSATION COMMITTEE

Report of the Compensation and Management Development Committee

  The Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on executive compensation applicable to employees elected as executive officers of the Company. The Compensation Committee is comprised exclusively of outside directors.

Compensation Philosophy

  The Company's executive compensation program is designed to promote recruitment and retention of key employees of exceptional ability and motivate them to superior performance. It is comprised of linked plans that encourage and reward participants for achieving superior current performance, financial results exceeding specific thresholds, and long-term prosperous growth.

  Major components of executive compensation are at risk and vary directly in their amount with each executive's impact on desired business results. Successful accomplishment of business goals in both annual operating performance and resulting shareholder value can produce significant individual rewards. Failure to attain business goals will have a negative effect on rewards.

  In addition to variations attributable to individual performance against business goals and Company performance, executive total compensation is influenced directly by competitive considerations. Base salaries of executives are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. Annual incentive compensation and long-term incentive stock compensation vary with individual job level, scope and overall influence on the Company's business results and individual, unit and Company performance.

  Normalized for these individual variations, annual total cash compensation-- the sum of base salary and annual incentive compensation--will be lower than competitive market median in years of below target performance, and above competitive market median in years performance exceeds target.

Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code ("Code") generally limits the tax deduction to $1 million for compensation paid to the corporation's chief executive officer ("CEO") and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

  In 1995 and 1996 shareholders approved amendments to the Company's Long-Term Incentive Stock Plan ("1993 Stock Plan") to meet the performance-based criteria of Section 162(m).

  Payments pursuant to the 1973 Incentive Compensation Plan ("Incentive Plan") are also subject to Section 162(m) of the Code. Although the Incentive Plan is performance driven, it does not meet the performance based criteria of Section 162(m) and therefore, the CEO elected to defer 1996, 1997 and 1998 cash compensation to the extent that it would cause the loss of a deduction under
Section 162(m). Loss of a tax deduction for 1998 attributable to cash compensation of other officers should not be material.

  In November 1998, the Compensation Committee approved amendments to the Incentive Plan to comply with the performance based criteria of Section 162(m). If shareholders adopt the amended and restated Incentive Plan contained in Appendix A, compensation paid under the Incentive Plan should be deductible.

Measuring Company Performance

  Consistent with the Company's business plan, management in each organizational element prepares and submits for assessment an Annual Operating Plan containing Financial and Supplemental Goals together with defined performance measures and numerical weights.

  . Financial Goals focus on operating earnings, cash flow and shareholder value metrics.

  . Supplemental Goals focus on such factors as customer satisfaction, new product development, new business initiatives, productivity, quality improvement, workplace diversity, management development, and environmental management.

  These goals are communicated within each organizational element resulting in the formation of individual performance goals specific to each salaried employee. Documented and approved in accordance with the Company's Performance Management Process, accomplishments against individual goals are evaluated at year-end.

  For the executive officers, three weighted Performance Measurement Factors are used to determine annual incentive compensation. For 1998, these factors and their relative weightings were:

  1. Value creation as measured by Improvement in Warranted Equity Value (a measure of stockholder value)--weighted 50%;

  2. Pre-tax return on 3-year average stockholder equity--weighted 30%;

  3. Supplemental Goals such as delineated above--weighted 20%.

  Factors (1) and (2) above have specific numerical thresholds approved by the Committee within 90-days of the commencement of the performance measurement period.

  Annually, the Compensation Committee reviews, approves and--at its discretion--modifies the CEO's written proposal of goals and numerical values for each Performance Measurement Factor. Performance highlights against 1998 goals can be found below in Chief Executive Officer 1998 Compensation.

Determining Competitive Compensation

  In determining base salaries for 1999 and incentive compensation for 1998 for the named executive officers, sources of competitive compensation information are independent surveys of industry peer companies. Peer companies include:

  . Companies comprising the aerospace and defense group depicted in the performance graph in the Stockholder Return Performance Presentation following this Report;

  .  Other companies designated by the Compensation Committee.

  The Company uses a number of survey sources to assess competitiveness of executive compensation including the Hewitt Associates MCS Project 777, Towers Perrin CDB and periodic custom surveys of companies selected by the Compensation Committee.

  Competitive award guidelines contained in the Company's Long-Term Incentive Stock Plan Guide to Administration have been established by the Compensation Committee with the assistance of Frederic W. Cook & Co., Inc., an independent compensation consulting firm.

Establishing Executive Compensation

  The Company's executive compensation program includes the following linked elements:

  .  Base Salary

  .  Annual Incentive Compensation

  .  Long-Term Incentive Compensation.

 Base Salary

  Annually, the Compensation Committee reviews, and accepts or modifies as it deems appropriate, base salary recommendations submitted by the CEO for executive officers (other than the CEO). Separately, the Compensation Committee reviews the base salary of the CEO, considering competitive compensation data, its assessment of past performance and its expectation of future contributions. The Board then approves or modifies the Compensation Committee's recommendations for executive officers and the CEO.

 Annual Incentive Compensation

  Executive officers are eligible for incentive compensation annually under the Company's stockholder-approved 1973 Incentive Plan. However, no awards may be earned or paid for years in which the pre-tax return on 3-year average stockholder equity is not at least 10%, or in which no dividend is declared on common stock. For 1998, the aggregate amount of awards payable may not exceed 3% of the pre-tax adjusted gross margin for that year.

  For years in which incentive compensation awards are payable, the Compensation Committee decides individual awards for the executive officers following its consideration of the CEO's report of Company performance against the Performance Measurement Factors delineated above. Annual incentive awards for executive officers are the product of individual base salary, target bonus percentage based on position, Unit Performance Factor, and an individual performance score between 0.00 and 1.50. The Unit Performance Factor represents the Committee's assessment of overall Company performance expressed as a single numerical value between 0.00 and 2.00.

  Accompanying his performance report, the CEO submits recommendations to the Compensation Committee for individual incentive awards for the executive officers, except the CEO, which reflect judgments as to contributions to the accomplishment of annual goals and the Company's long-term business plan. Separately, the Compensation Committee considers an incentive compensation award for the CEO based on its assessment of prior-year performance. The Board then approves or modifies the Compensation Committee's incentive compensation recommendations for the executive officers and the CEO.

 Long-Term Incentive Compensation

  The 1993 Stock Plan provides the flexibility to grant awards in a variety of forms spanning a number of years, including stock options, restricted stock rights and restricted performance stock rights (RPSRs). The purpose of this form of compensation is to establish long-term performance horizons for participants. By promoting ownership of the Company's common stock, the 1993 Stock Plan creates stockholder-managers interested in the sustained growth and prosperity of the Company.

  The performance variable governing the future payments and the ultimate value of RPSRs is linked to Company total shareholder return compared to that of companies charted in the Industry Peer Group performance graph depicted in the Stockholder Return Performance Presentation that follows this Report.

  In March 1998, the Compensation Committee concluded that it was in the Company's best interests to adopt a program to preserve the incentive and employee-retention benefits of stock awards that vested as a result of the February 26, 1998 stockholder vote to merge with Lockheed Martin. The Board adopted this voluntary program which encouraged executive officers and key employees to place those shares (net of taxes) into escrow until the earlier of (i) March 1, 2000; (ii) an actual change in control of the Company; or (iii) the executive officer's death, qualifying retirement, disability or termination other than for Cause or termination by the executive for Good Reason. All executive officers placed their shares into escrow. Overall, approximately 74% of subject shares were placed in escrow.

  Recognizing the competitive practice of annual grants and that the last such grant was in 1996, the Compensation Committee recommended and the Board approved in November 1998 a plan to grant stock incentives to executive officers and key employees to strengthen incentives for participants to increase shareholder value. Made on December 16, 1998, the grant to the CEO, seven elected officers and 76 appointed officers consisted of: a) premium priced stock options, and b) RPSRs for which a five-year performance period began January 1, 1999. Two elected officers chose and instead received option awards reflecting historical grant practice. The CEO received 1/3 of his stock options at a 20% premium over the market value on the date of grant, 1/3 at a 35% premium and 1/3 at a 60% premium. Seven elected officers and the appointed officers received 1/2 of their options at a 20% premium over the market value on the date of grant and 1/2 at a 35% premium. Premium stock options have a positive spread value only when the price at exercise exceeds the market price on date of grant by an amount greater than the premium. RPSRs granted in 1998 have performance hurdles five percentage points higher than those granted in prior years.

  The number of stock options awarded to certain officers in December is larger than historical annual grants for two reasons. First, recipients of premium options received awards to cover a longer period than the customary annual awards. The next regular grant of stock options for these individuals is planned for May 2001. Second, the Compensation Committee determined that in order to provide incentive value equivalent to market priced options which the Company has awarded in the past--premium options should be awarded on a 5:3 ratio (premium options:market options).

  On November 18, 1998, the Board amended the 1993 Long-Term Incentive Stock Plan to provide that the vesting of stock options would not accelerate upon a vote of the Stockholders favoring a change in control of the Company. Rather, options would accelerate: (i) if a successor company failed to continue those options; or (ii) if continued, only following both an actual close of a change in control transaction and either termination of an option holder not for Cause or termination by an option holder for Good Reason. Following a change in control, RPSRs would accelerate only prorated on time lapsed from the start of the performance period for which they were granted.

  To further promote alignment of management and stockholder interests, the Board adopted Stock Ownership Guidelines for the CEO and other officers of the Company. These guidelines contemplate that officers own Company stock denominated as a percentage of their annual salaries, accumulated over a 3-year period: seven (7) times annual salary for the CEO; three (3) times salary for other elected officers; one and one-half times salary for appointed officers.

1998 Chief Executive Officer Compensation

  In evaluating performance of the CEO and establishing his annual incentive compensation, the Compensation Committee reviewed the overall performance of the Company and Mr. Kresa's individual contributions. The Compensation Committee noted that overall performance met targets for two of the Company's three Performance Measurement Factors and fell short of the third, Warranted Equity Value. This performance which did not meet the Company's plan or expectations is partially a result of the terminated merger with Lockheed Martin, which resulted in charges to earnings that adversely affected the Company's performance.

  However, the Compensation Committee noted that Mr. Kresa instituted a timely and effective plan to reestablish the Company's competitive footing. This plan was executed immediately upon termination of the proposed merger and produced a major reorganization of the Company. By year end, Mr. Kresa had completed restructuring, installed executive leadership, obtained the support of key customers for these changes and refocused the management team on the urgent business of raising Company performance to its recent past high levels. For these actions the Compensation Committee commended Mr. Kresa.

  Considering competitive market compensation practice derived from sources cited in this Report and Mr. Kresa's performance as outlined in this section, and considering Mr. Kresa's recommendation that he forego an annual incentive compensation award in 1998, the Compensation Committee submitted recommendations to the Board for Mr. Kresa's 1998 cash compensation. The Board approved these recommendations. The Summary Compensation Table following this Report details the foregoing cash compensation actions. Mr. Kresa's incentive stock award is reflected in both the Option Grants and Long-Term Incentive Plan tables also following this Report.

             THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                        RICHARD J. STEGEMEIER, CHAIRMAN
                               JACK R. BORSTING
                              JOHN T. CHAIN, JR.
                                 JACK EDWARDS
                                JOHN E. ROBSON

Stockholder Return Performance Presentation

  The line graph below compares the relative change for the 5 year period ended December 31, 1998 in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, and the S&P Aerospace/Defense Index comprised of The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company (B), Rockwell International Corporation and United Technologies Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         AMONG NORTHROP GRUMMAN CORP.,
                  S&P 500 INDEX & S&P AEROSPACE/DEFENSE INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           NORTHROP        S&P          S&P AEROSPACE/
(Fiscal Year Covered)        GRUMMAN CORP.   500 INDEX    DEFENSE INDEX
---------------------        -------------   ---------    --------------
Measurement Pt-1993          $100.00         $100.00      $100.00
FYE  1994                    $116.66         $101.28      $108.09
FYE  1995                    $182.20         $138.88      $177.93
FYE  1996                    $240.14         $170.38      $228.88
FYE  1997                    $338.37         $226.78      $237.65
FYE  1998                    $219.87         $291.04      $219.42

Assumes $100 invested at the beginning of the period in the Common Stock, S&P Composite--500 Stock Index and S&P Aerospace/Defense Index.

* Total Return Assumes Reinvestment of Dividends.

                            EXECUTIVE COMPENSATION

  The table below shows the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1998, 1997 and 1996 of the Named Executive Officers at December 31, 1998:

                          SUMMARY COMPENSATION TABLE

                                       Annual Compensation                Long-Term Compensation
                               -----------------------------------   --------------------------------
                                                                            Awards          Payouts
                                                                     --------------------- ----------
                                                         Other       Restricted Securities
        Name and                                         Annual        Stock    Underlying             All Other
        Principal                                     Compensation    Award(s)   Options/     LTIP    Compensation
        Position          Year Salary($)(1) Bonus($)      ($)           ($)      SARs(#)   Payouts($)    ($)(2)
        ---------         ---- ------------ --------- ------------   ---------- ---------- ---------- ------------
1) KENT KRESA(3)........  1998   900,000            0    50,068(4)               200,000           *     6,400
 Chairman of the Board,
  President               1997   889,167    1,711,125    66,308(5)                         2,303,220     6,400
 and Chief Executive
  Officer                 1996   835,000    1,200,000    58,544(6)                45,000   1,112,574     6,339
2) RICHARD B. WAUGH,
 JR.....................  1998   390,885       92,000    56,217(7)                75,000           *     6,400
 Corporate Vice
  President               1997   370,833      530,000                                        803,390     6,400
 and Chief Financial
  Officer                 1996   338,333      345,000                             13,000     388,098     6,000
3) JAMES G. ROCHE.......  1998   385,731      111,000    63,527(8)                75,000           *     6,400
 Corporate Vice
  President               1997   358,333      450,000                                        669,645     6,400
 and President            1996   310,417      320,000   674,384(9)    315,625     12,500     323,387     6,000
  Electronic Sensors and
  Systems Sector
4) RICHARD R. MOLLEUR...  1998   347,808       69,000    46,373(10)               20,000           *     6,000
 Corporate Vice
  President               1997   334,167      490,000                                        669,645     6,000
 and General Counsel      1996   302,500      275,500                             11,000     323,387     5,625
5) RALPH D. CROSBY,
 JR. ...................  1998   357,693       50,000                             75,000           *     6,400
 Corporate Vice
  President and           1997   316,666      385,000                                        696,440     6,400
 President, Integrated    1996   280,000      295,000                 189,375     12,500     336,379     6,000
  Systems and
 Aerostructures Sector

-------
 (1) The amounts listed in this column do not include amounts paid for vacation hours accrued but not used for the following individuals in the following years: Mr. Waugh: $9,109 in 1998, $10,096 in 1997 and $30,078
     in 1996; Dr. Roche: $16,053 in 1998, $19,903 in 1997, and $33,497 in
     1996; Mr. Molleur: $4,692 in 1997, and $5,865 in 1996; and Mr. Crosby:
     $4,185 in 1998, $3,692 in 1997 and $1,615 in 1996.

 (2) "All Other Compensation" consists of Company contributions to the Northrop Grumman Savings and Investment Plan for the Named Executive Officers.

 (3) Annual Compensation in excess of $1,000,000 attributable to 1998 that would be disallowed for tax deduction under Internal Revenue Code Section 162(m) will be deferred in accordance with the Company's Executive Deferred Compensation Plan, which provides for interest on the deferred amount and payment in installments or lump sum at the election of the participant.

 (4) Amount includes $20,464 for car allowance and $17,526 for premium amounts paid on behalf of Mr. Kresa for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (5)  Amount includes, among other items, $19,872 for car allowance.

 (6) Amount includes $14,953 for premium amounts paid on behalf of Mr. Kresa for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (7) Amount includes $17,295 for car allowance, $15,000 for income tax preparation services and $18,838 for premium amounts paid on behalf of Mr. Waugh for life, accidental death and dismemberment, medical, dental and long-term disability.

 (8)  Amount includes, among other items, $15,934 for car allowance.

 (9) Amount includes $352,172 in relocation expenses incurred by Dr. Roche in his transfer to the Electronics Sensors and Systems Division and $291,387 constituting reimbursement for payment of taxes related to those expenses.

(10) Amount includes $17,719 for car allowance and $15,572 for premium amounts paid on behalf of Mr. Molleur for life, accidental death and dismemberment, medical, dental and long-term disability.

* Upon the February 26, 1998 shareholder vote in favor of the proposed merger of the Company with Lockheed Martin Corporation, the unvested RPSRs under the 1993 Stock Plan vested and became distributable. In response to these accelerations, the Compensation Committee and the Board of Directors adopted a program ("Program") to preserve the incentive and employee-retention benefits of such amounts. The Program involved placing in escrow the net shares of Company stock issued to the executive officers after the acceleration. Fifty percent of the number of RPSRs that vested upon the shareholder vote were issued, and the remaining fifty percent was deemed tax owed with respect to the vested RPSRs. Of the fifty percent deemed tax owed, any amount in excess of the amount each executive officer previously instructed the Company to withhold for taxes was paid to the executive officer in cash. The shares issued were placed in escrow pursuant to the terms of the Program as described on Pages 12 and 13, and remain subject to the risks of forfeiture, company performance and overall market conditions.

    The 1993 Stock Plan provides for release of RPSRs in annual interim installments in the third and fourth years, with final reconciliation in the fifth year in the event payments are then due to the executive. For the Named Executive Officers, the numbers of shares placed in escrow and the aggregate dollar value of RPSR shares which vested under the 1993 Stock Plan are as follows:

    Mr. Kresa, 43,926 shares, $12,145,539; Mr. Waugh, 13,276 shares,
    $3,670,952; Dr. Roche, 12,328 shares, $3,408,554; Mr. Molleur, 11,189 shares, $3,093,897; and Mr. Crosby, 12,365 shares, $3,418,923. The dollar amounts of the RPSR shares that accelerated were calculated using the vesting date price per share of $138.25. On April 5, 1999, the price of a share of Company stock was $59.938.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The table below shows individual grants of stock options made in 1998 to each named executive officer.

                       Option Grants in Last Fiscal Year


                                                                                           Potential Realizable Value
                                                 Individual Grants                           At Assumed Annual Rates
                          ---------------------------------------------------------------- of Stock Price Appreciation
                          Number of Securities  % of Total Options  Exercise or                for Option Term (1)
                           Underlying Options  Granted to Employees Base Price  Expiration ----------------------------
                            Granted (#) (2)       in Fiscal Year      ($/Sh)       Date       5% (#)        10% (#)
                          -------------------- -------------------- ----------- ---------- ------------- --------------
Kent Kresa..............         66,667                2.25            88.125    12/16/08      2,099,875     6,823,649
                                 66,667                2.25            99.141    12/16/08      1,365,472     6,089,245
                                 66,666                2.25            117.50    12/16/08        141,530     4,865,423

Richard B. Waugh, Jr. ..         37,500                1.27            88.125    12/16/08      1,181,167     3,838,283
                                 37,500                1.27            99.141    12/16/08        768,067     3,425,183

James G. Roche..........         37,500                1.27            88.125    12/16/08      1,181,167     3,838,283
                                 37,500                1.27            99.141    12/16/08        768,067     3,425,183

Richard R. Molleur......         10,000                 .34            73.438    12/16/08        461,850     1,170,412
                                 10,000                 .34           106.125    12/16/08        134,980       843,542

Ralph D. Crosby, Jr. ...         37,500                1.27            88.125    12/16/08      1,181,167     3,838,283
                                 37,500                1.27            99.141    12/16/08        768,067     3,425,183

--------
(1) The potential realizable value of each grant of options assuming that the market price of the Company's Common Stock from the date of grant ($73.438) to the end of the option term (10 years) appreciates in value at an annualized rate of 5% and 10%.
(2) The first installment of 25% of the total grant becomes exercisable two years after the date of the grant, with 25% vesting annually thereafter, with the exception of the 10,000 shares granted to Mr. Molleur at $106.125 which fully vested on the date of grant and the 10,000 shares granted at $73.438 which will become exercisable two years after the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                              Value of
                                                                                            Unexercised
                                                                        Number of           In-the-Money
                                                                  Securities Underlying      Options at
                                                                 Unexercised Options at      FY-End($)
                          Shares Acquired on                            FY-End(#)           Exercisable/
Name                         Exercise (#)    Value Realized ($) Exercisable/Unexercisable Unexercisable(1)
----                      ------------------ ------------------ ------------------------- ----------------
Kent Kresa..............          0                  0               661,400/200,000        30,730,450/0
Richard B. Waugh, Jr. ..          0                  0                 60,400/75,000         1,641,550/0
James G. Roche..........        27,200           1,900,800             22,500/75,000           161,250/0
Richard R. Molleur......          0                  0                 80,000/10,000         2,215,000/0
Ralph D. Crosby, Jr. ...          0                  0                 42,680/75,000           930,285/0

--------
(1) Based on the market value at December 31, 1998 of $73.125

Restricted Performance Stock Rights Grants in Last Fiscal Year

  There is shown below information concerning grants of Restricted Performance Stock Rights made to Named Executive Officers during the last completed fiscal year.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                    Estimated Future Payouts Under
                          Number of Shares,    Performance or        Non-Stock Price-Based Plans
                           Units or Other    Other Period Until  ------------------------------------
Name                       Rights (#) (1)   Maturation or Payout Threshold (#) Target (#) Maximum (#)
----                      ----------------- -------------------- ------------- ---------- -----------
Kent Kresa..............       40,000              5 yrs.               0        40,000     60,000
Richard B. Waugh, Jr. ..       15,000              5 yrs.               0        15,000     22,500
James G. Roche..........       15,000              5 yrs.               0        15,000     22,500
Ralph D. Crosby, Jr. ...       15,000              5 yrs.               0        15,000     22,500

--------
(1) The number of Restricted Performance Stock Rights which may be earned under the 1993 Stock Plan is based on Company total stockholder return compared to that of companies in the Industry Peer Group. Earnouts over a five year performance period range from 0% to 150% of the rights awarded. Dividend equivalents will be distributed in shares on those shares earned over the five year period. Interim payments may be made if earned by prorata performance at the end of years 3 and 4. Interim payments are reconciled with and offset by any final payment due at the end of year 5 based on performance. In the unlikely event that the sum of interim payments made at the end of years 3 and 4 exceed the final payment due, no restoration of shares received will be required.

Pension Plans

  For purposes of illustration, the following table shows the amount of annual retirement benefits that would be accrued at age 65 under the Northrop Grumman Pension Plan (the "Pension Plan"), as supplemented by the Northrop Corporation ERISA Supplemental Plan I ("ERISA 1") and the ERISA Supplemental Program 2 ("ERISA 2") (collectively, the "Supplemental Retirement Plans").

   Annual
  Average
Compensation
 (highest 3                         Years of Benefit Service
years out of  --------------------------------------------------------------------
  last 10)       5        10       15       20        25         30         35
------------  -------- -------- -------- -------- ---------- ---------- ----------
$  100,000    $  8,300 $ 16,700 $ 25,000 $ 33,300 $   41,700 $   50,000 $   50,000
   150,000      12,500   25,000   37,500   50,000     62,500     75,000     75,000
   200,000      16,700   33,300   50,000   66,700     83,300    100,000    100,000
   250,000      20,800   41,700   62,500   83,300    104,200    125,000    125,000
   300,000      25,000   50,000   75,000  100,000    125,000    150,000    150,000
   400,000      33,300   66,700  100,000  133,300    166,700    200,000    200,000
   500,000      41,700   83,300  125,000  166,700    208,300    250,000    250,000
   600,000      50,000  100,000  150,000  200,000    250,000    300,000    300,000
 1,000,000      83,300  166,700  250,000  333,300    416,700    500,000    500,000
 1,400,000     116,700  233,300  350,000  466,700    583,300    700,000    700,000
 1,800,000     150,000  300,000  450,000  600,000    750,000    900,000  1,050,000
 2,200,000     183,300  366,700  550,000  733,300    916,700  1,100,000  1,283,300
 2,600,000     216,700  433,300  650,000  866,700  1,083,300  1,300,000  1,516,700

  Compensation covered by the plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Benefit Service earned after January 1, 1995 in excess of 30 years will not be taken into account for accrual of retirement benefits. Benefits payable under the Supplemental Retirement Plans have been secured through the establishment of two grantor trusts. The credited years of service under the Pension Plan and Supplemental Retirement Plans of the five individuals named in the Summary Compensation Table are as follows: Mr. Kresa, 24 years; Mr. Waugh, 20 years; Dr. Roche, 15 years; Mr. Molleur, 8 years; and Mr. Crosby; 18 years. Benefits are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the table above. The listed benefit amounts are not subject to any reduction for Social Security benefits or other offset amounts.

  The Company maintains a Supplemental Retirement Income Program for Senior Executives ("SRI"), under which certain employees are designated by the Board of Directors to receive benefits in lieu of benefits otherwise payable under the Pension Plan and the Supplemental Retirement Plans. The amount of the supplemental benefit under the SRI is equal to the greater of (1) the participant's benefit under the Pension Plan calculated without regard to the limits imposed under Sections 415 and 401(a)(17) of the Code, or (2) a fixed percentage of the participant's final average salary (which term includes bonus and is based on the highest 3 years out of the last 5) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65, in each case offset by the benefit allowable under the Pension Plan. Mr. Kresa, who is eligible to receive an annual benefit (estimated to be $1,566,675 payable at age 65, assuming continued employment and based upon estimated levels of final average salary) under SRI, is the only Named Executive Officer currently participating in the SRI. SRI eligibility, in addition to designation by the Board of Directors, requires the attainment of age 55 and 10 years of vesting service. The vesting service requirement may be waived by the CEO.

  On February 25, 1998, the Northrop Grumman Board adopted the CPC Supplemental Executive Retirement Program (the "CPC SERP"). The CPC SERP is applicable to elected officers who report directly to the CEO (which group currently consists of eight elected executive officers of Northrop Grumman as of January 1, 1999). The CPC SERP provides to each participant a pension accrual of 1.667% of final average pay for each year or portion thereof that the participant has served as an elected officer reporting to the CEO. The total accrual percentage under the CPC SERP cannot exceed the greater of the maximum of 1) 10% or 2) the percentage necessary for the participant to receive an annuity of 50% of final average salary when all pension benefits are taken in total. This provides a pension accrual to the elected officer for the period that he has served as such, in addition to regular pension benefits payable from Northrop Grumman's tax qualified and supplemental retirement plans on the basis of all creditable years of service. The benefits paid from this plan are paid in a lump sum or in installments upon termination of employment. The amount is the actuarial equivalent of the straight life benefit beginning on the retirement date. The compensation used in the calculation of benefit is the same as for the qualified plan. The pension table is applicable if benefit years of service is considered only for CPC Service. The CPC service years for the four Named Executive Officers who report directly to the CEO are as follows: Mr. Waugh 6.08, Dr. Roche, 6.58, Mr. Molleur 7.92, and Mr. Crosby, 4.58.

Change in Control Arrangements

  Special Agreements. In August 1996, the Company entered into special severance agreements (the "Special Agreements") with its executive officers, including Messrs. Kresa, Waugh, Molleur, Roche and Crosby. The purpose of the Special Agreements is to encourage these key executives to continue to carry out their duties in the event of the possibility of a change in control of the Company.

  Under the Special Agreements, a "Change in Control," inter alia, is deemed to occur when the stockholders approve a merger of the Company and the Company is not the surviving corporation or the Company's stockholders do not own more than 75% of the voting stock of the surviving corporation. The February 26, 1998 vote in favor of the merger with Lockheed Martin (the "Merger Vote") constituted a "Change in Control" for purposes of the Special Agreements.

  Although the Merger Vote constituted a "Change in Control" under the Special Agreements, executives are generally entitled to certain benefits under the Special Agreements only upon termination of the executive's employment by Northrop Grumman for any reason other than "Cause" (as defined below) or by the executive for "Good Reason" (as defined below) within two years following a "Change in Control." Severance benefits consist of : (1) an amount equal to three times the executive's highest annual base salary in effect at any time up to and including the effective date of termination; (ii) an amount equal to three times the greater of (a) the executive's average annual bonus for the three full fiscal years prior to the effective date of termination, or (b) the executive's target annual bonus established for the bonus plan year during which the executive's termination occurs; (iii) an amount equal to the executive's unpaid base salary and accrued vacation pay through the effective date of termination, together with a pro rata portion of the executive's target bonus for the bonus plan year during which termination occurs. (iv) continuation for thirty-six months following the effective date of termination of all benefits pursuant to all welfare benefit plans under which the executive or his family is eligible to receive benefits as of the effective date of the "Change in Control," and further continuation of medical benefits for the lives of the executive and spouse; (v) a lump sum cash payment representing the present value of benefits accrued under Northrop Grumman's qualified defined benefit pension plan and supplemental retirement plans (calculated as though the executive's employment had continued for three years) offset by the actuarial present value equivalent of benefits payable to the executive from Northrop Grumman's qualified defined benefit pension plan accrued through the effective date of termination; and (vi) a lump sum cash payment equal to the entire balance of the executive's deferred compensation, if any, together with any interest thereon. The Special Agreements define "Good Reason" to include the assignment of the executive to duties materially inconsistent with the executive's authorities, duties, responsibilities and status (including titles and reporting requirements) as an officer of Northrop Grumman; a reduction of the executive's base salary as in effect on the date of the agreement; a significant reduction of the executive's aggregate incentive opportunities under the Northrop Grumman short and/or long term incentive programs as such opportunities exist on the date of the agreement or as increased thereafter; the failure to maintain the executive's relative level of coverage and accruals under the Northrop Grumman employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates as of the date of the agreement; the failure of Northrop Grumman to obtain a satisfactory agreement from any successor to assume and agree to perform Northrop Grumman's obligations under the agreement; and any purported termination of the executive's employment with Northrop Grumman that is not effected pursuant to the procedures set forth in the agreement. "Cause" is defined in the Special Agreements as (i) the executive's conviction for fraud, embezzlement, theft or another felony, or (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to Northrop Grumman; provided that, no act or failure to act on the executive's part can be considered willful unless done or omitted to be done by that executive not in good faith and without reasonable belief that the act or omission was in the best interest of Northrop Grumman. The Special Agreements also provide that if, following a "Change in Control," excise taxes under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") apply to payments made under the Special Agreements or other plans or agreements, the executive will be entitled to receive an additional payment (net of income, Medicare and excise taxes) to compensate the executive for any excise tax imposed.

  Long-Term Incentive Stock Plans. The 1993 Stock Plan and the 1987 Stock Plan (collectively, the "Stock Plans"), permit grants to selected employees of the Company consisting of stock options ("Stock Options"), RPSRs, RSRs and RASs. A Stock Option granted under the Stock Plans is a right to purchase a number of shares of Common Stock for a specified period of time at a price per share not less than the fair market value on the date of grant. An RPSR is a right to receive a number of shares of Common Stock on a specified future date conditioned upon continued employment and Northrop Grumman's achievement of specified performance in relation to a list of peer companies. RSRs are the right to receive a specified number of shares of Common Stock contingent upon continued employment with the Company and other terms set forth in the Stock Plans. RASs are restricted shares of Common Stock granted under the 1987 Stock Plan.

  Prior to amendment of the 1993 Stock Plan on November 18, 1998, under the Stock Plans, a "Change in Control" had the same definition as used in the Special Agreements. Consequently, the Merger Vote constituted a "Change in Control" for purposes of the Stock Plans, and, upon the Merger Vote, (a) all Stock Options under the Stock Plans outstanding as of February 26, 1998 vested and became fully exercisable; (b) the RPSRs under the Stock Plans outstanding as of February 26, 1998 vested and became payable in shares of Northrop Grumman Common Stock, which payment is calculated based upon attainment of certain stock price performance targets; and (c) the RSRs and RASs under the Stock Plans outstanding as of February 26, 1998 vested and became distributable.

  On November 18, 1998, the Board amended the 1993 Stock Plan to provide that the vesting of stock options would not accelerate upon a vote of the Stockholders favoring a change in control of the Company. Rather, options would accelerate: (i) if a successor company failed to continue those options; or (ii) if continued only following both an actual close of a change in control transaction and either termination of an option holder not for Cause or termination by an option holder for Good Reason. Following a change in control, RPSRs would accelerate only prorated on time lapsed from the start of the performance period for which they were granted.

  1998 Restricted Stock Rights Plan In response to the acceleration of RPSR, RSR and RAS stock awards under the Stock Plans caused by the Merger Vote, the uncertainty created by the Government's decision to challenge the Merger on antitrust grounds and the Company's agreement to defer the closing of the Merger pending resolution of the Government's antitrust challenge, the Compensation Committee and the Board of Directors of the Company concluded that it was appropriate to adopt a program that would undertake to ensure that receipt by the Company's executive officers and key employees of shares ("Shares") of Common Stock issuable pursuant to the RPSR, RSR and RAS stock awards would not adversely affect their incentive to serve the Company's and the stockholders' best interests. The Compensation Committee and the Board of Directors also concluded that a program pursuant to which the Shares were placed into escrow for a period of time would have the effect of creating an incentive for such persons to remain with the Company and to create additional value in the Company in other ways in the event that the Merger were not consummated. Accordingly, on March 24, 1998, the Board of Directors adopted the 1998 Restricted Stock Rights Plan and related Ownership Retention Agreements (the "1998 Plan"). All executive officers of the Company (including the Named Executive Officers) voluntarily agreed to participate in the 1998 Plan and placed their Shares (net of tax withholding as described below) into escrow until the earlier of (i) March 1, 2000, (ii) a "Change in Control" (which includes consummation of the Merger) or (iii) the executive officer's death, qualifying Retirement (as defined therein) subsequent to March 1, 1999, disability or termination by the Company other than for Cause. They also agreed to forfeit their Shares if they voluntarily leave the Company other than for Good Reason (which has the same definition as in the Special Agreements) or if they are terminated for Cause. Pursuant to the 1998 Plan, applicable tax owed with respect to receipt of the Shares was deemed to equal the value of the remaining fifty percent of vested Shares as of the vesting date (February 26, 1998), with any amount in excess of the amount the executive officers previously instructed the Company to withhold for taxes paid to the executive officer in cash.

  The 1998 Plan also applies to the vested Shares received by Northrop Grumman key employees other than executive officers, with the addition that, any key employee who voluntarily placed his or her Shares into escrow, also received an award of additional shares ("Additional Shares") of Common Stock when the Merger had not been consummated on or prior to July 1, 1998. The awards made to key employees will consist of a restricted stock right (the "Right") to receive, subject to the terms and conditions of the 1998 Plan, a number of Additional Shares equal to 14.5% of the total number of his or her Shares (29% of the shares placed in escrow).

  The Compensation Committee of the Board is responsible for administering the 1998 Plan, and shall have full and exclusive power to interpret the 1998 Plan and to adopt such rules, regulations and guidelines for carrying out the 1998 Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

  The 1998 Plan will terminate on March 24, 2000, unless previously terminated by the Board of Directors of the Company.

Certain Transactions

  Ms. Peters is a partner of the law firm of Gibson, Dunn & Crutcher. Another partner of Gibson, Dunn & Crutcher is a consultant for the Company, providing analysis and advice with respect to pending and proposed legislation. The firm also provided legal counsel in connection with various corporate matters.

  Mr. Lutz was the Vice Chairman of Chrysler Corporation ("Chrysler") until July 1998. Mr. Kresa was a director of Chrysler until October 1998. In December 1996, Chrysler awarded the Company's Electronics Sensors and Systems Division facility in Puerto Rico a contract for power trains for Chrysler's electric vehicle program. The total amount paid by Chrysler to the Company in 1998 under this contract was $11,020,637.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  To the Company's knowledge, during the fiscal year ended December 31, 1998, two Corporate Vice Presidents of the Company, Mr. Herbert W. Anderson and Mr. Charles L. Jones, Jr., as a result of inadvertent oversights, each failed to report on a timely basis one transaction on Form 4. Form 4s were subsequently filed by each of them to report these transactions.

  The Company believes that all its other officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements for 1998 transactions. This is based on the Company's review of copies of Forms 3, 4 and 5 it has received and written representations from certain reporting persons that they were not required to file a Form 5.

               PROPOSAL TWO: APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors recommends that the stockholders ratify the Board's appointment of Deloitte & Touche LLP as the Company's independent auditors for 1999. Deloitte & Touche LLP served the Company as its independent auditors for 1998. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Board of Directors will consider this an indication to select other auditors for the following year.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if such representative desires to do so and also will be available to answer appropriate questions from stockholders.

Vote Required

  The affirmative vote of a majority of the shares of Common Stock voting at the annual meeting (with each share entitled to one vote) is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

            PROPOSAL THREE: APPROVAL OF INCENTIVE COMPENSATION PLAN
                       OF NORTHROP GRUMMAN CORPORATION,
                            AS AMENDED AND RESTATED

  In 1973, the shareholders approved the 1973 Incentive Compensation Plan ("Incentive Compensation Plan"). Since 1994, compensation payable thereunder has been subject to Section 162(m) of the Internal Revenue Code. Under section 162(m), in order for compensation in excess of $1,000,000 for any taxable year paid to the chief executive officer and the four other highest paid executive officers of a public company (for purposes of the Incentive Compensation Plan, "Section 162(m) Officers") to be deductible by the Company, such compensation must qualify as performance-based. Compensation paid to a Section 162(m) Officer in excess of $1,000,000 for a taxable year is not deductible if it is not performance-based.

  The Board of Directors has adopted an amended and restated Incentive Compensation Plan, subject to stockholder approval, under which annual incentive compensation to be paid to Section 162(m) Officers would be performance-based for purposes of exemption from the limitations of Section 162(m). Except for the changes made to qualify annual incentive compensation for Section 162(m) Officers as performance-based compensation, the basic structure and operation of the Incentive Compensation Plan as originally adopted in 1973 have been retained.

  The full text of the Incentive Compensation Plan, as amended and restated, is attached to this Proxy Statement as Exhibit A. Principal features are described below, but such description is qualified in its entirety by reference to the text.

  In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and approve the material terms of the performance goals under which such compensation is to be paid. The material terms of the performance goals under the Incentive Compensation Plan and the guidelines adopted thereunder by the Compensation and Management Development Committee ("Committee") of the Board of Directors include the eligible class of participants, the performance goal or goals and the maximum annual amount payable thereunder to any individual participant. The terms adopted by the Committee pursuant to the Incentive Compensation Plan and the guidelines thereunder are as follows:

  --The class of persons covered consists of all elected Corporate Officers of the rank of Vice President and above and the Presidents of those consolidated subsidiaries that the Committee determines to be significant in the overall corporate operations are eligible to participate in the Incentive Compensation Plan.

  --The performance criteria for annual incentive payments to Section 162(m)
    Officers for performance years 1999 and thereafter will be limited to objective tests based on Income Before Income Taxes and Return on Shareholders Equity. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

  --In administering the incentive program and determining incentive awards, the Committee will not have the flexibility to pay a Section 162(m) Officer more than the incentive amount indicated by his or her attainment under the applicable payment schedule. The Committee will have the flexibility, based on its business judgment, to reduce this amount.

  --There will be a maximum individual annual incentive amount limit of $3,000,000 for any Section 162(m) Officer for any performance year. This annual incentive payment maximum will not be increased without ratification by stockholders if failure to obtain such approval could result in future annual incentive payments not being tax deductible. The Incentive Compensation Plan provides the Committee with complete discretion to make awards of cash, Northrop Grumman common stock, or a combination thereof to employees who are eligible for awards thereunder. Awards under the Incentive Compensation Plan may be deferred, as determined by the Committee.

  With respect to awards made under the Incentive Compensation Plan that are settled in cash or stock that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the shares received at that time, and the Company generally will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, unless a special election to be taxed is made, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, over the amount (if any) paid by the participant, and the Company will be entitled to a deduction for the same amount at that time.

  The preceding discussion is only a general summary of certain Federal income tax consequences arising from participation in the Incentive Compensation Plan and should not be used for a determination of an individual's unique tax situation. It is suggested that the individual consult with a tax advisor regarding the application of Federal, state and local tax laws to his/her particular situation.

Vote Required

  The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.
                               ----------------

                      PROPOSAL FOUR: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

                               ETHICAL CRITERIA

Proposal

  Whereas the proponents of this resolution believe that the Board of Directors of Northrop Grumman should establish criteria to guide management in their defense contract bidding and implementation activities;

  Whereas we believe that economic decision-making has both an ethical and a financial component;

  Whereas we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

  Whereas we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide, if the company has not considered its ethical responsibilities ahead of time; therefore be it

  Resolved that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance, and implementation of military contracts and to report the results of its study to shareholders at its 2000 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

Supporting Statement

  The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

  .  Arms sales to governments that repress their citizens,

  . The connection between arms sales and geographical or political instability,

  . Lobbying and marketing activities, both in the United States and abroad, including costs,

  . Sales of weapons, parts, technology, and components convertible to military use (dual-use) to foreign governments,

  .  Transfers of technology, including co-production agreements.

  A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities.

Management's Position

  Northrop Grumman sells military equipment and services only in compliance with stringent United States regulations that control where products can be sold overseas and what products may be exported. Further, a report on procedures used to negotiate sales would be disadvantageous to the Company and contrary to national security interests through the revelation of proprietary business information, the disclosure of which would not be in the best interest of the Company and its stockholders.

  Approval of this proposal would require the approval of holders of a majority of the votes cast at the Annual Meeting. However, because the proposal is only a recommendation, its approval would not effectuate the changes contemplated by the proposal. Establishment of the committee and publication of the committee's report would require separate approval of the Board of Directors.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL NUMBER FOUR.

                      PROPOSAL FIVE: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

                        REINSTATE SIMPLE MAJORITY VOTE

Proposal

  Resolved: Reinstate Simple-Majority Vote on all issues that are submitted to Shareholder Vote. Reinstate simple-majority vote recommendation to enhance shareholder value. Delete Northrop requirements for greater than a majority shareholder vote. This includes Northrop's insurmountable 80% super-majority vote requirement to change key corporate practices.

  For instance, an 80%-vote of all outstanding shares is required to remove a director with cause. This 80%-requirement can equal 90% of votes cast--since shareholder turn-out is always less than 100%.

  Reinstate the simple-majority vote that was the rule for decades at Northrop. Also, require that any future super-majority proposal be put to shareholder vote--as a separate issue

Supporting Statement

  Super-majority requirements of any kind are widely opposed. The bi-partisan National Conference of State Legislatures urged States to ban super-majority requirements. Major pension funds, including those holding Northrop stock, declare that super-majority provisions are not in the best interest of the shareholders.

  The Northrop super-majority provision means that if a majority of the shareholders (but less than an insurmountable 80%-majority) vote for key corporate changes, management can override the overwhelming majority.

  Proponents of the simple-majority vote said that super-majority vote requirements may stifle bidder interest in the company and therefore devaluate the stock.

  Higher stock value is of key importance to Northrop shareholders:

Northrop said its 1999 earnings could be 20% lower than Wall Street analysts expect.

Northrop plans to take a $125-million write-off.
Washington Post                                                   Jan. 7, 1999

Northrop revised downward its earnings projections for the 3rd time in 7-months.
Wall Street Journal                                               Jan. 7, 1999

Northrop's net-return-on-productive-assets plunged 49% in 5-year period.
Aviation Week                                                     Aug. 10, 1998

Northrop stock has been very weak this year. Price has fallen almost 50% since March.
Value Line                                                        Oct. 2, 1998

Northrop stock hammered the hardest--falling 38%. Northrop has under-performed the Standard & Poor's 500 Index.
Aviation Week                                                     Aug. 31, 1998


Imagine you work for Northrop and started the year with
 $100,000 of Northrop stock in your 401(k) retirement plan.
 You'd be left with only $52,000.
Los Angeles Times                                            Sept. 15, 1998


  This resolution topic received an outstanding 57% approval at the 1998 AlliedSignal shareholder meeting. The AlliedSignal resolution was presented by Harold Mathis, Richmond, Texas.

  This resolution is submitted to improve corporate governance at Northrop. "A number of recent studies show that well-governed companies not only make more money than poorly governed, but investors are likely to give them a higher stock market value," said Business Week on September 15, 1997.

  The need for greater management accountability, inherent with a simple-majority vote, is necessary given the perils and opportunities from defense industry consolidation.

  Institutional Shareholder Services (website "http://www.cda.com/iss") said the super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority requirements may entrench management by preventing action that may benefit shareholders.

To increase Northrop's stock price:

                        Reinstate Simple-Majority Vote

                                   YES on 5

Management's Position

  Authorization of most proposals submitted to a vote of the Company's stockholders, whether by the Company's management or its stockholders, currently requires the approval of a majority of the votes cast at a meeting, whether in person or by proxy. Consistent with Delaware law, the Company's Certificate of Incorporation, which has been approved by the stockholders of the Company, provides that the vote of holders of at least 80% of the outstanding voting stock is required to authorize certain significant corporate actions.

  These "super-majority' provisions, like those contained in the governance documents of many public corporations, are designed to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process.

  Approval of this proposal would require the approval of the holders of a majority of the votes cast at the Annual Meeting. However, because the proposal in only a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the super-majority voting requirements would require amendment of the Company's Certificate of Incorporation, which requires approval by the Board and the holders of at least 80% of the outstanding voting stock of the Company.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL NUMBER FIVE.

                      PROPOSAL SIX: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

                 ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

Proposal

  RESOLVED: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR WITH ONLY INDEPEN-DENT DIRECTORS ON THE KEY AUDIT, NOMINATING AND COMPENSATION COMMITTEES.

Northrop shareholders request the Board of Directors take all necessary steps to enact this resolution today. This includes that less frequent than annual election of the entire board can be enacted only by a majority of shareholder votes, on a separate-issue basis.

Supporting Statement

WHY ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR? To make Northrop Grumman more competitive through independent oversight at the highest corporate level.

Competitiveness and independence at the highest corporate level will have the greatest impact to improve Northrop's performance:

Northrop ranks 16 out of 20 large aerospace firms in "Best Managed" survey.

                   Aviation Week            Aug. 10, 1998

Northrop relies too heavily on employee pension profits. According to Value Line, Oct. 2, 1998. Northrop earned a $121-million pension profit in the first half of 1998.

However, this pension profit was not enough to pay for the $150-million "golden parachute" given to Northrop executives for the failed Lockheed merger.

A federal class action suit was filed against Northrop, its officers and its directors. The complaint seeks recovery of the $150-million that it alleges was unjustly taken by insiders for arranging the aborted Lockheed merger.
                   Value Line               Oct. 2, 1998

Annual election of directors will encourage a competitive, independent and dedicated Northrop board for effective management oversight.

Northrop director independence is diminished by directors sitting on interlocking outside boards as cross-directors. This negatively impacts director commitment to Northrop. For example:

                                   Interlocking
                                     Northrop
             Company                Directors
             -------             ----------------
             Chrysler            Kresa, Lutz
             Atlantic Richfield  Kresa, Slaughter
             Whitman Education   Borsting, Frost

Slaughter, who serves with Kresa at Atlantic Richfield, also serves on the key Audit and Nominating Committees, where independence is particularly important. Institutional Shareholder Services (www.cda.com/iss) said it recommends that all the key board committees have only independent outside directors.

Corporate governance experts say cross-directors tend to look out for each others' interest, rather than shareholder interest.
                   Business Week            Mar. 9, 1998

Too Close for Comfort? Aulana Peters sits on the Northrop board while her firm, Gibson, Dunn & Crutcher, does legal work for Northrop. Ms. Peters has the same arrangement with 3M, Merrill Lynch and Mobil.
                   Business Week            Dec. 8, 1997

Gibson, Dunn & Crutcher was the trial counsel for Northrop Grumman in the Department of Justice lawsuit against the Lockheed merger.
                   Washington Post          April 15, 1998

  Thus there was a conflict with director Aulana Peters' duty to oversee Northrop's proposed merger while her law firm profited from merger litigation fees. Peters, in addition to Slaughter cited above, also sits on the key Audit Committee which requires greater independence.
  Vote for improved performance through independent and dedicated directors accountable to shareholder election annually.

  The best boards continue to raise the bar, said Business Week.

  Place the entire Board up for election every year

                                   YES on 6

Management's Position

  Under the Company's Certificate of Incorporation, as approved by the stockholders of the Company, the Board of Directors is divided into three classes. Each class serves a term of three years, with one class, constituting approximately one-third of the Board, being elected each year at the Company's Annual Meeting of Stockholders. The classified board structure enhances the likelihood of continuity and stability in the Board's business strategies and policies, since generally two-thirds of the directors at all times will have had prior experience and familiarity with business and affairs of the Company. The Board believes that this is especially important to the Company because of its significant investments in research and development, which are essential to the Company's future long-term growth.

  The Board also believes that classification of the Board limits the possibility of an abrupt and unforeseen change in majority control of the Board. A staggered board system provides the Company with the time and the leverage to negotiate at arms-length with parties seeking control of the Board, allowing the Board to negotiate terms or consider alternatives that are best for the Company and that maximize stockholder value. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from parties seeking to benefit themselves at the expense of the Company and its stockholders.

  Finally, the proposal states that only independent directors should be members of the "key audit, nominating and compensation committees." Sections 3.14, 3.15 and 3.18 of the Company by-laws already require that the members of these committees be outside independent directors. Thus, this portion of the proposal has previously been implemented by the Board and therefore should be disregarded.

  Approval of this proposal would require the approval of holders of a majority of the votes cast at the Annual Meeting. However, because the proposal is only a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the classified board would require amendment of the Company's Certificate of Incorporation and By-Laws, which requires approval by the Board and holders of at least 80% of the outstanding voting stock of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL NUMBER SIX.

                     PROPOSAL SEVEN: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

      RECOMMEND SHAREHOLDERS HAVE THE OPPORTUNITY TO VOTE ON POISON PILLS

Proposal

  RESOLVED: Recommend shareholders have the opportunity to vote on poison pills. The Company shall not adopt or maintain any poison pill, euphemistically called a rights plan, share purchase rights plan or similar agreement, designed to block, the acquisition of stock in excess of a specified threshold:

  Unless such plan or agreement has previously been approved by a majority of the outstanding shares of stock at a general or special meeting of shareholders.

  Recommend the Company shall redeem or terminate any such plan or agreement including, but without limitation, the poison pill that was adopted by the Company without shareholder approval in 1998. Recommend this Resolution not be amended, modified or repealed, except by a majority vote of the outstanding shares of stock. Recommend the Company resolve all potential conflicts with the Company's Certificate of Incorporation and by-laws to enact shareholder voting on poison pills.

Supporting Statement

  Why submit Northrop's poison pill to a shareholder vote?

  . On Sept. 22, 1998 the Northrop Grumman Board adopted, WITHOUT SHAREHOLDER APPROVAL, a poison pill.

  . The poison pill is an anti-takeover device, which injure shareholders by reducing management accountability and adversely affect shareholder value.

  . Poison pills are a major shift of shareholders rights from shareholders to management. They give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.
      Neil Minow and Robert Monks in their book
      Power and Accountability

  . Given the substantial power that poison pills shift from shareholders to management, and the potential this holds for reducing management accountability, shareholders should have the opportunity to vote on this significant corporate issue. This is particularly important since the Company already insulates management from shareholders through 3-year terms for directors who run unopposed.

  . Rights plans such as Northrop's are increasingly unpopular. Shareholder proposals seeking to redeem poison pills or subject plans to shareholder votes achieved 56% approval from shareholders.

  . Investor Responsibility Research Center's Corporate Governance Bulletin, April-June, 1998

  .  The Council of Institutional Investors (Internet address:
     "www.ciicentral.com")--an organization of large pension plans--calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

  . Harvard University Professor John Pound's study found a link between high corporate performance and the absence of poison pills.

  What issues highlight concern about Northrop's performance:

  . In early January, Northrop surprised the financial community by announcing it will take a $125-million charge for the Boeing 747 and a military program.

  .  We now expect Northrop stock to under perform the year-ahead market.
                   Value Line               Jan. 15, 1999

  .  Northrop will have to pay the IRS $1-billion in deferred taxes in 2000.
                   Value Line               Jan. 1, 1999

  .  Northrop's 1998 earnings included $266 million from employee pensions.

                    To increase shareholder value vote yes:

      Recommend Shareholders have the opportunity to vote on Poison Pills

                                   YES on 7

Management's Position

  Northrop Grumman is one of more than 2,200 public companies that have a shareholder rights plan in place. Northrop Grumman adopted a shareholder rights plan in 1988, and the current shareholder rights plan (the "Rights Plan") was adopted in 1998 by the Board to continue this mechanism to preserve and maximize value for the Company's shareholders. The Company believes that potential acquirers will be encouraged by the Rights Plan to negotiate directly with the Board of Directors. In the Board's view, the Rights Plan will provide the Board adequate flexibility in any negotiations and will enhance the Board's ability to negotiate the highest possible bid from a potential acquirer. The Company believes the Board is in the best position to evaluate and negotiate any potential offer, and to develop alternatives to maximize shareholder value. The Rights Plan is also intended to protect shareholders against tactics that do not treat all shareholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan is not intended to prevent, nor does it prevent, bidders from making offers to acquire the Company at a price and on terms that would be in the best interests of all shareholders.

  The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the shareholders. In fact, a number of target companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the target's shareholders.

  The Company disagrees with many of the "supporting statements" contained in this proposal and believes many are out of context.

  This proposal requires the approval of holders of a majority of the shares voting at the Annual Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the Rights Plan requires Board action. Implementation of a requirement for shareholder approval of future shareholder rights plans would require either Board action or a shareholder amendment of the Company's by-laws, which in turn requires approval by holders of at least 80% of the outstanding voting stock of the Company.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL NUMBER SEVEN.

                                 MISCELLANEOUS

Voting on Other Matters

  Management is not aware of any other matters that will be presented for action at the Annual Meeting other than proposals of stockholders that have been omitted from this proxy statement in accordance with rules of the Securities and Exchange Commission which may be sought to be presented. The Company's By-Laws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be brought before the Annual Meeting. A copy of the pertinent By-Law provisions is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any such stockholder proposals or other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

  Copies of proposals which stockholders of the Company wish to be included in the Company's proxy statement relating to its Annual Meeting to be held in 2000 must be received by the Company no later than December 11, 1999.

  In addition, the By-laws of the Corporation establish an advance notice requirement, for any proposal of business to be considered at an annual meeting of stockholders. Written notice must be delivered to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 1999 Annual Meeting of Stockholders, provided, however, that if the date of the 2000 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed more than 30 days after, the first anniversary of the date on which the Company first mailed its proxy materials for the 1999 Annual Meeting of Stockholders, then such notice must be delivered on the later of the 90th day prior to the 2000 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2000 Annual Meeting of Stockholders is first made. Such written notice must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Any stockholder desiring a copy of the By-laws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

  Copies of such proposals should be sent to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Cost of Soliciting Proxies

  The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained Georgeson & Company Inc. of New York at an estimated fee of $12,000 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

                                          /s/ John H. Mullan
                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

April 9, 1999

  NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K ON March 23, 1999. STOCKHOLDERS OF RECORD ON March 23, 1999 MAY OBTAIN A COPY OF THESE REPORTS WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

                                                                      EXHIBIT A

                        THE INCENTIVE COMPENSATION PLAN

                                      OF

                         NORTHROP GRUMMAN CORPORATION

                           (AS AMENDED AND RESTATED)

                                   SECTION 1

                                    PURPOSE

  The purpose of this Plan is to promote the success of the Company and render its operations profitable to the maximum extent by providing for the Senior Executives of the Company incentives that continue to be dependent upon the return on total Shareholders' Equity and the overall successful performance of the Company. The Senior Executives, for this purpose, are only those elected corporate officers who participate in making the basic and strategic decisions which affect the corporate-wide performance of the Company, together with those Senior Executives who are in charge of significant operating subsidiaries. The Plan is designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                  SECTION II

                                  DEFINITIONS

  1. PLAN--This Incentive Compensation Plan.

  2. COMPANY--Northrop Grumman Corporation and such of its subsidiaries as are consolidated in its consolidated financial statements.

  3. YEAR--The fiscal year of Northrop Grumman Corporation.

  4. CODE--The Internal Revenue Code of 1986, as amended from time to time.

  5. COMMITTEE--The Compensation and Management Development Committee of the Board of Directors of the Company. It shall be composed of not less than three members of the Board of Directors, no one of whom shall be an officer or employee of the Company and it shall be constituted so as to permit this Plan to comply with the "outside director" requirement of Code section 162(m).

  6. INCOME BEFORE INCOME TAXES--The Performance Year's net income as reported on the Company's consolidated financial statement included in its annual report on Form 10-K for such Year, adjusted to eliminate the following:

    (a) Federal and foreign income taxes;

    (b) Incentive Compensation awards under the Plan;

    (c) The effect of changes in accounting principles;

    (d) Unless otherwise determined by the Committee by no later than the 90th day of such Performance Year, extraordinary items determined under generally accepted accounting principles; and

    (e) Unless otherwise determined by the Committee by no later than the 90th day of such Performance Year, restructuring or similar charges to the extent they are separately disclosed in such annual report.

  7. INCENTIVE COMPENSATION--Awards payable under this Plan.

  8. PERFORMANCE CRITERIA--Return on Shareholder's Equity and Income Before Income Taxes.

  9. PERFORMANCE YEAR--The Year with respect to which an award of Incentive Compensation is calculated and paid.

  10. SECTION 162(m) OFFICER--A Participant who is a "covered employee" as defined in Section 162(m) of the Code with respect to an award of Incentive Compensation under the Plan for a Performance Year.

  11. SHAREHOLDERS' EQUITY--The sum of the following consolidated accounts at the close of business on the last day of each Performance Year, as shown by the consolidated financial statements of the Company:

    (a) Preferred stock

    (b) Common stock

    (c) Additional capital paid-in

    (d) Retained earnings

  12. RETURN ON SHAREHOLDERS' EQUITY--The Return on Shareholders' Equity for a Performance Year shall be determined by dividing the Income Before Income Taxes for such Performance Year by the "Three Year Moving Average Equity Base" for such Year. The "Three Year Moving Average Equity Base" applicable to such Performance Year shall be the sum of the dollar amounts of the Shareholders' Equity at the close of business on the last day of each of the last two prior Years and the Performance Year divided by three.

                                  SECTION III

                                 PARTICIPATION

  1. The persons eligible to receive Incentive Compensation awards under this Plan are all elected Corporate Officers of the rank of Vice President and above and the Presidents of those consolidated subsidiaries that the Committee determines to be significant in the overall Corporate operations.

  2. A "Participant" is a person granted or eligible to receive an Incentive Compensation award under this Plan.

  3. Directors as such shall not participate in this Plan, but the fact that an elected Corporate Officer or subsidiary President is also a Director shall not prevent his participation.

  4. The death of a Participant shall not disqualify him for an Incentive Compensation award for the Performance Year in which he dies or the preceding Performance Year. In the case of a deceased Participant, the Incentive Compensation, if any, determined for him for the Performance Year by the Committee shall be paid to his spouse, children, or legal representatives as directed by the Committee.

                                  SECTION IV

               INCENTIVE COMPENSATION APPROPRIATIONS AND AWARDS

  1. Subject to the limitations set forth in this Section IV, the Committee shall, with respect to each Performance Year, establish the amount of the appropriation, if any, to be made to the Plan for distribution with respect to that Performance Year.

  2. In the event the Company achieves a 10 percent (10%) Return on Shareholders' Equity, an amount shall be appropriated to the Plan equaling 3% of the Company's Income Before Income Taxes, with the following exceptions:

    (a) No appropriation to the Plan shall be made with respect to any Performance Year which would reduce the Return on Shareholders equity below such 10%, and

    (b) No appropriation to the Plan shall be made with respect to any Performance Year during which no dividends in either cash or property have been declared on the preferred and common stock of the Company.

The amount appropriated to the Plan for a Performance Year based on the Performance Criteria set forth in this Paragraph 2, SECTION IV shall be referred to as the "Tentative Appropriated Incentive Compensation" for such Year.

  3. The amount of the Tentative Appropriated Incentive Compensation for a Performance year may be reduced (but not increased) by the Committee, in its sole discretion, after taking into account an appraisal of the overall performance of the Company in the attainment of such predetermined financial and nonfinancial objectives as are selected by the Committee. The amount appropriated to the Plan for a Performance Year by the Committee under this Paragraph 3, SECTION IV shall be referred to herein as the "Appropriated Incentive Compensation" for such Year. In no event shall Incentive Compensation payable to Participants for a Performance Year exceed the Appropriated Incentive Compensation under the Plan for such Year. Any Tentative Appropriated Incentive Compensation for a Performance Year, which is not actually appropriated to the Plan for such Year, shall be forfeited.

  4. Incentive Compensation Awards to Section 162(m) Officer:

    (a) Notwithstanding any other provisions of this Plan, any Incentive Compensation award for a Performance Year under this Plan payable to a
  Section 162(m) Officer must satisfy the requirements of this Paragraph 4,
  SECTION IV. The purpose of this Paragraph 4 is to ensure compliance by the Plan with the requirements of Section 162(m) of the Code relating to performance-based compensation. Incentive Compensation awards to Section 162(m) Officers under this Plan are subject to:

      (i) Approval of this Plan and the criteria stated in Paragraph 4(b) of this SECTION IV by the shareholders of the Company;

      (ii) The maximum amount that may be awarded to any Section 162(m) Officer under the Plan for any Performance Year as stated in Paragraph 4(b) of this SECTION IV; and

      (iii) Approval by the Committee.


    (b) The maximum potential amount of Appropriated Incentive Compensation (as defined in Paragraph 3 of this SECTION IV) payable to a Section 162(m) Officer as an Incentive Compensation award for a Performance Year shall be limited to $3,000,000.

    (c) The Performance Criteria established in Paragraph 4(b) of this
  SECTION IV on which Incentive Compensation awards under the Plan are based shall first apply in the Performance Year 1999, but such Performance Criteria and any Incentive Compensation awards based thereon shall be conditional upon a vote of the shareholders of the Company approving the Plan and the Performance Criteria and performance goals stated herein.

    (d) Prior to the payment of any Incentive Compensation awards for a Performance year, the Committee shall make a determination and certification in writing as to whether the Section 162(m) Officers have meet the Performance Criteria, performance goals, and any other material terms of the Plan for each Performance Year. The Committee may, in its sole discretion, exercise negative discretion by reducing amounts of Incentive Compensation awards to all or any of the Section 162(m) Officers from the maximum potential awards payable by application of Paragraph 4(b) of this
  SECTION IV. No such reduction shall increase the amount of the maximum award payable to any other Section 162(m) Officer. The Committee shall determine the amount of any reduction in a Section 162(m) Officer's Incentive Compensation award on the basis of such factors as it deems relevant, and it shall not be required to establish any allocation or weighting component with respect to the factors it considers. The Committee shall have no discretion to increase any Incentive Compensation award for a Performance Year above the amount determined by application of Paragraph 4(b) of this SECTION IV.

  5. After the end of a Performance Year, in determining each Participant's Incentive Compensation award for such Year, the Committee may make a downward adjustment after considering such factors as it deems relevant, which shall include but not be limited to the following factors:

    (a) The evaluation of the Participant's performance during that Performance Year in relation to the Participant's predetermined objectives and the Participant's contribution during such Year to the success or profit of the Company.

    (b) The classification of the Participant's position, relative to the position of all Participants.

  The Committee shall make the final determination of each Participant's Incentive Compensation award for a Performance Year.

                                   SECTION V

                          ADMINISTRATION OF THE PLAN

  The Committee shall be responsible for the administration of the Plan. The Committee shall:

  1. Interpret the Plan, make any rules and regulations relating to the Plan, determine which consolidated subsidiaries are significant for the purpose of the first paragraph of SECTION III, and determine factual questions arising in connection with the Plan, after such investigation or hearing as the Committee may deem appropriate.

  2. As soon as practicable after the close of each Performance Year and prior to the payment of any Incentive Compensation for such Year, review the performance of each Participant and determine the amount of each Participant's individual Incentive Compensation award, if any, with respect to that Year.

  3. Have sole discretion in determining Incentive Compensation awards under the Plan, except that, in making awards the Committee may, in its discretion, request and consider the recommendations of the Chief Executive Officer of the Company and others whom it may designate.

  Any decisions made by the Committee under the provisions of this SECTION V shall be conclusive and binding on all parties concerned. Except as otherwise specifically provided in this Plan, the provisions of this Plan shall be interpreted and administered by the Committee in a manner consistent with the requirements for exemption of Incentive Compensation awards granted to Participants who are Section 162(m) Officers as "performance-based compensation" under Code Section 162(m) and regulations and other interpretations issued by the Internal Revenue Service thereunder.

                                  SECTION VI

          METHOD OF PAYMENT OF INCENTIVE COMPENSATION TO INDIVIDUALS

  1. The amount of Incentive Compensation award determined for each Participant with respect to a given Performance Year shall be paid in cash or in Common Stock of the Company ("Northrop Grumman Common Stock") or partly in cash and partly in Northrop Grumman Common Stock, as the Committee may determine.

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  2. Payments in cash may be made in a lump sum with respect to an Incentive
Compensation award for a Performance Year, or in installments, as the Committee may determine. In either event, the Committee may impose such conditions, including forfeitures and restrictions as the Committee believes will best serve the interests of the Company and the purposes of the Plan.

  3. Payments in Northrop Grumman Common Stock may be made in full with respect to an Incentive Compensation award for a Performance Year, or in installments, as the Committee may determine. In either event, the Committee may impose such conditions, including forfeitures and restrictions as the Committee believes will best serve the interests of the Company and the purposes of the Plan.

  4. In making awards of Northrop Grumman Common Stock, the Committee shall first determine all Incentive Compensation awards in terms of dollars. The total dollar amount of all Incentive Compensation awards for a particular Performance Year shall not exceed the Appropriated Incentive Compensation for that Year under this Plan. In the case of Section 162(m) Officers, the total dollar amount of an Incentive Compensation award for a particular Performance Year shall be no greater than the maximum potential awards payable by application of Paragraph 4(b) of SECTION IV. After fixing the total amount of each Participant's Incentive Compensation award in terms of dollars, then if some or all of the award is to be paid in Northrop Grumman Common Stock, the dollar amount of the Incentive Compensation award so to be paid shall be converted into shares of Northrop Grumman Common Stock by using the fair market value of such stock on the date of the award. "Fair market value" shall be closing price of such stock on the New York Stock Exchange on the date of the award, or, if no sales of such stock occurred on that date, then on the last preceding date on which such sales occurred. No fractional share shall be issued.

  5. If an Incentive Compensation award is paid in Northrop Grumman Common Stock, the number of shares shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or other relevant changes in capitalization effective after the date of award and prior to the date as of which the Participant becomes the record owner of the shares received in payment of the award. All such adjustments thereafter shall accrue to the Participant as the record owner of the shares.

   6. Northrop Grumman Common Stock issued in payment of Incentive Compensation awards may, at the option of the Board of Directors, be either originally issued shares or treasury shares.

  7. Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. An award, the payment of which is to be deferred pursuant to the terms of an employment agreement, shall be paid as provided by the terms of such agreement. Awards or portions thereof deferred pursuant to any other deferred compensation plan or deferral arrangement shall be paid as provided in such plan or arrangement. Any other awards the payment of which has been deferred, in whole or in part, shall be paid as determined by the Committee.

  8. The Committee shall have the exclusive right to interpret the provisions of this SECTION VI to determine all questions arising under it or in connection with its administration, and to issue regulations and take actions implementing its provisions.

                                  SECTION VII

                       AMENDMENT OR TERMINATION OF PLAN

  The Board of Directors of the Company shall have the right to terminate or amend this Plan at any time and to discontinue further appropriations thereto, except that no amendment to the Plan shall be made without the approval of the Shareholders, which would (i) increase the amount authorized for appropriation pursuant to Section IV of this Plan, (ii) permit a member of the Committee to participate in the Plan, or (iii) modify the right of the Committee to make the appropriations or allocations set forth in this Plan.

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

                                 SECTION VIII

                                EFFECTIVE DATE

  This Plan shall be effective for Performance Years commencing with 1999. No appropriations will be made, and no Incentive Compensation shall be paid, under the Plan for Years after 1998 if the Plan as amended herein is not approved by the Shareholders.

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                                 DIRECTIONS TO
                         NORTHROP GRUMMAN CORPORATION
                              1999 ANNUAL MEETING
                                OF STOCKHOLDERS

                            Miramar Sheraton Hotel
                            101 Wilshire Boulevard
                           Santa Monica, California

  Take Santa Monica Freeway (10) west to City of Santa Monica. Take Lincoln Boulevard exit and turn right (heading in a northwest direction).

  Go approximately 3/4 of a mile to Wilshire Boulevard and turn left. Go seven blocks to Ocean Avenue and turn right. You will immediately see signs for valet parking on the right side of Ocean Avenue.